WT MUTUAL FUND
                          PROVIDENT DISTRIBUTORS, INC.

                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT is made as of the 1st day of November, 1999, between WT Mutual Fund, a Delaware business trust (the "Fund"), having its principal place of business in Wilmington, Delaware , and Provident Distributors, Inc., a corporation organized under the laws of the State of Delaware (the "Distributor"), having its principal place of business in West Conshohocken, Pennsylvania.

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

         WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Shares"), par value $0.01 per share, and has registered certain of those duly authorized and issued Shares under the Securities Act of 1933 (the "1933 Act");

         WHEREAS, the Fund is further authorized to issue separate series of Shares ("Series"), each Series corresponding with a separate and distinct Fund "Portfolio", each Share representing an undivided interest in the assets, subject to the liabilities, allocated to a Portfolio, and each Portfolio having a separate investment objective and separate investment policies;

         WHEREAS, each Portfolio may issue one or more separate classes of shares ("Classes") which may be subject to various front or back-end sales loads, distribution charges pursuant to Rule 12b-1 under the 1940 Act, or shareholder service fees, as stipulated in the Portfolio's prospectus;

         WHEREAS, the Fund will consist of the Portfolios and Classes listed on Schedule A to this Agreement, which Schedule A may be amended from time to time;

         WHEREAS, the Distributor is engaged in the business of promoting the distribution of securities of investment companies, is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, the Fund wishes to employ the services of the Distributor, with such assistance from its affiliates as the latter may provide, for the purpose of selling and distributing Shares of the respective Classes of the Portfolios listed on Schedule A to this Agreement, such employment to take effect as of the date first written above; and

         WHEREAS, the Distributor wishes to provide distribution services to the Fund as set forth below;

         NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

         1. SALE OF SHARES. During the term of this Agreement the Fund grants to the Distributor the right to sell on its behalf Shares of the respective Classes of the Portfolios listed on Schedule A hereto, subject to the registration requirements of the 1933 Act, and of the laws governing the sale of securities in various states (the "Blue Sky Laws"), under the terms and conditions set forth herein. In connection therewith, the Distributor (i) shall have the right to sell, as agent on behalf of the Fund, Shares authorized for issue and registered under the 1933 Act; and (ii) shall sell such Shares only in compliance with the terms set forth in the Fund's then currently effective registration statement, with the Plan of Distribution of the Fund as may be in effect from time to time for any Portfolio, and with any limitations as may be imposed from time to time by the Board of Trustees of the Fund. The Distributor is not obligated to sell any specific number of shares.

         2. SELLING DEALER AGREEMENTS. Subject to the supervisory authority of the Fund's Board of Trustees, the Distributor may enter into selling dealer agreements with selected dealers and others ("Selling Dealers") for the provision of distribution services related to the sale of Fund Shares as well as other shareholder services as may be agreed by the affected parties. In entering into such selling agreements, the Distributor will act only on its own behalf, as principal.

         3. SALE OF SHARES BY THE FUND. The rights granted to the Distributor shall be non-exclusive in that the Fund reserves the right to sell its Shares to investors on applications received and accepted by the Fund. Further, the Fund reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Fund through purchase or otherwise, with any other investment company, trust or personal holding company;
(b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.

         4. SHARES COVERED BY THIS AGREEMENT. This Agreement shall apply to all Shares of the respective Classes of all Portfolios of the Fund listed upon Schedule A; all such Shares held in the Fund's treasury in the event that (in the discretion of the Fund) treasury shares shall be sold; and all such Shares repurchased by the Fund for resale.

         5. PUBLIC OFFERING PRICE. Except as otherwise noted in the Fund's current prospectus (the "Prospectus") or statement of additional information (the "SAI") with respect to each Portfolio, all Shares sold to investors by the Distributor or the Fund will be sold at the public offering price without a sales load. The public offering price for all accepted subscriptions will be the net asset value per Share, determined in the manner described in the Fund's current Prospectus or SAI with respect to the applicable Portfolio. The Fund shall in all cases receive the net asset value per Share on all such sales.

         6. SUSPENSION OF SALES. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Fund reserves the right to suspend sales and the Distributor's authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund. In addition, the Fund and Distributor reserve the right to reject any purchase order.

         7. SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Fund. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers.

         8. AUTHORIZED REPRESENTATIONS. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAI's filed with the Securities and Exchange Commission under the 1933 Act and applicable Blue Sky Laws (as those registration statements, Prospectuses and SAI's may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. Distributor will furnish or cause to be furnished copies of such sales literature or other material to the President of the Fund or his or her designee and will provide that designee with a reasonable opportunity to comment on it. Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Fund reasonably objects as promptly as practicable after receipt of the objection.

         9. REGISTRATION OF SHARES. The Fund agrees that it will take all action necessary to register shares of beneficial interest of the Fund under the 1933 Act (subject to necessary approval, if any, of its shareholders) so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each Portfolio of the Fund.

         10. REPURCHASE OF SHARES. The Distributor as agent and for the account of the Fund may repurchase Shares offered for resale to it and redeem such Shares at their net asset value.

         11. EXPENSES, COMPENSATION AND REIMBURSEMENT.

                  (a) The Fund shall pay all fees and expenses:

                  (i) in connection with the preparation, setting in type and filing of any registration statement, Prospectus and SAI under the 1933 Act, and any amendments thereto, for the registration of its Shares;

                  (ii) in connection with the qualification of Shares for sale in the various states in which the Fund's Board of Trustees shall determine it advisable to qualify such shares for sale (including registering the Fund or Portfolios as a broker or dealer, or any officer of the Fund as agent or salesperson, in any state);

                  (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such; and

                  (iv) of preparing, setting in type, printing and mailing Prospectuses, SAI's, and any supplements thereto, sent to existing shareholders.

         (b)      The Distributor shall pay costs of:

                  (i) printing and distributing Prospectuses, SAI's and reports prepared for its use in connection with the offering of Shares for sale to the public;

                  (ii) any other literature used in connection with such offering;

                  (iii) advertising in connection with such offering including, but not limited to the following: public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and distribution and shareholder servicing activities of brokers/dealers and other financial institutions; and

                  (iv) filing fees required by regulatory authorities for sales literature and advertising materials and any additional out-of-pocket expenses incurred in connection with these and any other costs of distribution.

         (c) In addition to the services described above, Distributor will provide services including assistance in the production of marketing and advertising materials for the sale of Shares of the Fund and their review for compliance with applicable regulatory requirements.

         (d) In connection with the services to be provided by the Distributor under this Agreement, the Distributor shall receive:

                  (i) from the Fund, in connection with the sale and distribution of Shares of Classes that are subject to a Rule 12b-1 Distribution Plan, such payments as shall be authorized to be paid by the Fund pursuant to such Distribution Plan; and

                  (ii) from each Portfolio's sponsor, reimbursement for fees and expenses incurred by the Distributor in connection with the sale and distribution of Shares of Classes that are not subject to a Rule 12b-1 Distribution Plan, without limitation, fees and expenses detailed in Section 11(b) above.

         (e) In connection with the services to be provided by the Distributor under this Agreement, and payments to be made and expenses to be incurred by the parties under this Agreement, the Distributor agrees to provide the Fund's Board of Trustees such information as may be required to be reviewed by the Trustees under Rule 12b-1 of the 1940 Act, including such financial information as may be required in connection with the adoption, supervision or continuation of any Rule 12b-1 Distribution Plan of the Fund or the adoption of any budget thereunder.

         12.      INDEMNIFICATION.

         (a) The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of
                  Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares of beneficial interest of the Fund, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Fund or any of its employees or representatives, or based upon the grounds that the registration statements, Prospectuses, SAI's, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor. In no case (i) is the indemnity of the Fund in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Fund or its security holders to which the Distributor or any person against any liability to the Fund or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or ordinary negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this Section 12(a) with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, except to the extent the Fund is harmed thereby, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this Section 12(a). The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Distributor, officers or trustees or controlling person(s) or defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or trustees or controlling person(s) or defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

         (b) The Distributor also covenants and agrees that it will indemnify and hold harmless the Fund and each of its trustees and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Distributor or any of its employees or representatives, or alleging that the registration statements, Prospectuses, SAI's, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Fund or any person indemnified to be deemed to protect the Fund or any person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this

                  Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section 12(b) with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or any such person or after the Fund or such person shall have received notice of service on any designated agent. However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought other than on account of its indemnity agreement contained in this Section 12(b). In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund, to its officers and trustees and to any controlling person(s) or any defendant(s) in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, the Fund or controlling person(s) or any defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Fund, its officers or Trustees, controlling person(s) or defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

         13. LIABILITY OF THE DISTRIBUTOR. The Distributor shall not be liable for any damages or loss suffered by the Fund in connection with the matters to which this Agreement relates, except for damage or loss resulting from the willful misfeasance, bad faith or gross negligence on the Distributor's part in the performance, or reckless disregard, of its duties under this Agreement. Any person, even though also an officer, partner, employee or agent of the Distributor, or any of its affiliates, who may be or become an officer of the Fund, shall be deemed, when rendering services to or acting on any business of the Fund in any such capacity (other than services or business in connection with the Distributor's duties under this Agreement), to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee or agent or one under the control or direction of the Distributor or any of its affiliates, even if paid by the Distributor or an affiliate thereof.

         14. ACTS OF GOD, ETC. The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In addition, in the event of equipment breakdowns which are (i) beyond the reasonable control of the Distributor and (ii) not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Fund, take reasonable steps in good faith to minimize service interruptions but shall have no liability with respect thereto.

         15. EFFECTIVENESS, TERMINATION, ETC. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of those trustees of the Fund who are not interested persons of the Fund and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this Section 15, the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as not in effect or as hereafter amended. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty by note of a majority of the trustees of the Fund who are not interested persons of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to the Fund. This Agreement may be terminated by the Distributor upon not less than sixty (60) days' prior written notice to the Fund.

         16. AMENDMENT. The Distributor and the Fund shall regularly consult with each other regarding Distributor's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Fund shall submit to Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statement of the Fund (including exhibits) under the 1933 Act, and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Fund. Any change in such materials that would require any change in Distributor's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost or potential liability to the Distributor in performing its obligations hereunder by more than an insubstantial amount, Distributor shall be entitled to receive reasonable compensation therefor.

         This Agreement may be amended at any time by mutual consent of the parties, provided that, except for amendments to Schedule A, such consent of the party of the Fund shall have been approved (i) by the Trustees of the Fund, or by a vote of a majority of the outstanding voting securities of the Fund, and
(ii) by vote of a majority of the Trustees of the Fund who are not interested persons of the Distributor or of the Fund cast in person at a meeting called for the purpose of voting on such amendment. Schedule A may be amended by agreement of the Distributor and the President of the Fund.

         17. NOTICE. Any notice under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepared, to the other party to this Agreement at its principal place of business.

         18. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         19. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware.

         20. SHAREHOLDER LIABILITY. Distributor acknowledges that it has received notice of and accepts the limitations of liability set forth in the Fund's Agreement and Declaration of Trust. Distributor agrees that the Fund's obligations hereunder shall be limited to the Fund, and that Distributor shall have recourse solely against the assets of the Portfolio with respect to which the Fund's obligations hereunder related and shall have no recourse against the assets of any other
Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Fund.

         21. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                              WT MUTUAL FUND

                                          By: /S/ ROBERT J. CHRISTIAN, PRESIDENT
                                              ----------------------------------
                                                  Robert J. Christian, President

                                                   PROVIDENT DISTRIBUTORS, INC.


                                          By: /S/ PHILIP H. RINNANDER
                                              -----------------------
                                                  Philip H. Rinnander

Acknowledgment as to reimbursement of fees and expenses incurred by Provident Distributors, Inc.
as Distributor of the Wilmington Portfolios'
Shares as provided herein:

Wilmington Trust Company, as the Wilmington Portfolios' sponsor

By:      /S/ WILMINGTON TRUST COMPANY
         ----------------------------
Date:    November 1, 1999

Acknowledgment as to reimbursement of fees and expenses incurred by Provident Distributors, Inc.
as Distributor of the CRM Funds' Shares as provided herein:

Cramer Rosenthal McGlynn, LLC, as the CRM Funds' sponsor

By:      /S/ CRAMER ROSENTHAL MCGLYNN, LLC
         ---------------------------------+
Date:    November 1, 1999

Acknowledgment as to reimbursement of fees and expenses incurred by Provident Distributors, Inc.
as Distributor of the Roxbury Fund's Shares as provided herein:

Roxbury Capital Management, LLC, as the Roxbury Fund's sponsor

By:      /S/ ROXBURY CAPITAL MANAGEMENT, LLC
         -----------------------------------
Date:    November 1, 1999

                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

                                 WT MUTUAL FUND
                                PORTFOLIO LISTING

1.       Wilmington Large Cap Value Portfolio -  Investor class and Institutional class Shares
2.       Wilmington Large Cap Growth Portfolio -  Investor class and Institutional class Shares
3.       Wilmington Large Cap Core Portfolio -  Investor class and Institutional class Shares
4.       Wilmington Small Cap Core Portfolio -  Investor class and Institutional class Shares
5.       Wilmington Small Cap Value Portfolio -  Investor class and Institutional class Shares
6.       Wilmington Mid Cap Value Portfolio -  Investor class and Institutional class Shares
7.       Wilmington International Multi-Manager Portfolio - Investor class and Institutional class Shares
8.       Wilmington Prime Money Market Portfolio -  Investor class and Institutional class Shares
9.       Wilmington Premier Money Market Portfolio -  Institutional class Shares
10.      Wilmington U.S. Government Portfolio -  Investor class and Institutional class Shares
11.      Wilmington Tax-Exempt Portfolio -  Investor class and Institutional class Shares
12.      Wilmington Intermediate Bond Portfolio -  Investor class and Institutional class Shares
13.      Wilmington Short/Intermediate Bond Portfolio -  Investor class and Institutional class Shares
14.      Wilmington Municipal Bond Portfolio -  Investor class and Institutional class Shares
15.      CRM Large Cap Value Fund -  Investor class and Institutional class Shares
16.      CRM Small Cap Value Fund -  Investor class and Institutional class Shares
17.      CRM Mid Cap Value Fund -  Investor class and Institutional class Shares
18.      CRM Prime Money Market Fund -  Investor class and Institutional class Shares
19.      CRM Tax-Exempt Fund -  Investor class and Institutional class Shares
20.      CRM Intermediate Bond Fund -  Investor class and Institutional class Shares
21.      CRM Municipal Bond Fund -  Investor class and Institutional class Shares
22.      Roxbury Large Cap Growth Fund - Class A, Class B, Class C and Class D Shares